Exhibit 10.24

October 12, 2011

Dear Tom:

This will confirm our discussions about a leadership change at Rosetta Stone.

After review and discussions, the BOD together with you has agreed on the following:

1.                                      The company will hire a search firm to undertake the search for the new CEO. The BOD will appoint the new CEO and you will participate and cooperate in that process.

2.                                      Until your successor is identified and able to begin filling the CEO role, you will continue to serve as the Company’s CEO and remain a Board member, subject to the terms of your various agreements.

3.                                      At the time you step down as CEO, it is the BOD’s intention to elect you to the role of Chairman of the Board, subject to condition 3 below.

4.                                      At the time you step down as CEO, your employment agreement will be terminated, and you will receive a transition bonus of $575,000, and those benefits you would have received if your employment had been terminated under the employment agreement without “Cause” (subject to your execution of a release in the form attached to your employment agreement).

5.                                      For as long as you continue to serve on the Board, any unvested equity will continue to vest, and there will be no requirement to exercise your vested options within any specific time frame - just as if you were continuing in your employee role.

6.                                      On an ongoing basis, Pat Gross as lead director, will assist in the transition and provide the BOD with sufficient visibility and access to Management.

7.                                      We will announce this change after the US stock markets close today.

Items 2 - 5 above are subject to the following conditions:

1.                                      While you continue to serve as an officer, you continue to perform in good faith customary duties and obligations.

2.                                      While you continue to serve as a director, you perform in good faith your board duties.

3.                                      The incoming CEO does not oppose your appointment as Chairman.   As we have discussed, we cannot make your appointment as Chairman a mandatory condition of his/her employment.

Thanks for all and I look forward to continuing building Rosetta Stone as the global leader in language and learning technology with you,

Laurence Franklin,

/s/ Laurence Franklin
Chairman of the Board
Rosetta Stone

AGREED:

/s/ Tom Adams
Tom Adams